EXHIBIT 15.01

December 6, 2004

Flextronics International Ltd.
One Marina Boulevard, #28-00
Singapore 018989

We have made a review, in accordance with standards of the Public Company Accounting Oversight Board (United States), of the unaudited interim financial information of Flextronics International Ltd. and subsidiaries for the periods ended June 30, 2004 and 2003, and September 30, 2004 and 2003, as indicated in our reports dated August 4, 2004 and November 3, 2004; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our reports referred to above, which were included in your Quarterly Reports on Form 10-Q for the quarters ended June 30, 2004 and September 30, 2004, are being used in this Registration Statement.

We also are aware that the aforementioned reports, pursuant to Rule 436(c) under the Securities Act of 1933, are not considered a part of the Registration Statement prepared or certified by an accountant or reports prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

San Jose, California